Exhibit 99.1

Contact:        Tempur-Pedic Investor Relations, 800-805-3635

TEMPUR-PEDIC REPORTS FIRST QUARTER EARNINGS

– EPS Up 21% in First Quarter

– Sales Up 16% in First Quarter

– Increases Full Year 2007 Earnings Per Share Guidance

LEXINGTON, KY, April 19, 2007 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced earnings for the first quarter ended March 31, 2007. In addition, the Company increased full year 2007 earnings per share guidance.

FIRST QUARTER 2007 FINANCIAL SUMMARY

•	Earnings per share (EPS) increased 21% to $0.35 per diluted share in the first quarter of 2007 as compared to $0.29 per diluted share in the first quarter of 2006.

•

Net sales rose 16% to $266.0 million in the first quarter of 2007 from $228.6 million in the first quarter of 2006. Retail sales increased 19% worldwide. Domestic retail sales increased 20% and international retail sales increased 19%. Sales in the U.S. furniture and bedding retail channel, a component of Domestic retail, were especially strong, up 25%.

•

The Company achieved growth across all products and geographic segments. Worldwide mattress revenue increased 16%. Domestic mattress revenue increased 16% driven by 13% unit volume growth. Pillow sales rose 23% worldwide driven by unit volume growth of 20%.

For the first quarter of 2007, the Company reported net income of $29.8 million as compared to $26.9 million in the first quarter of 2006. Net income results include stock-based compensation expense, which increased 127% to $1.8 million in the first quarter of 2007. First quarter results also include non-recurring charges of $1.8 million for payroll taxes associated with the exercise of certain executive stock options. In addition, subsequent to quarter end, the Company was notified of a bankruptcy filing by a U.S. customer and has recorded bad debt expense of $1.3 million in the first quarter related to this matter.

President and Chief Executive Officer H. Thomas Bryant commented, “Tempur-Pedic International delivered a very solid quarter during what continues to be a challenging environment for the bedding industry.

“Our new manufacturing facility in Albuquerque experienced a smooth start-up and production ramped up ahead of our expectations. However, we believe our first quarter results were somewhat moderated by limitations on U.S. capacity and certain non-recurring charges. Throughout much of the first quarter, our U.S. business experienced mattress shortages resulting from strong consumer demand, low levels of inventory at the beginning of the year and capacity constraints. In addition, in order to minimize backorders for our existing retail partners, we limited the opening of new accounts such that our total U.S. door count is unchanged from the prior quarter.

“By late March, the Albuquerque plant had considerably expanded its throughput which allowed us to build inventory and eliminate backorders. As a result, we believe we have ample levels of mattress inventory and capacity to meet U.S. demand going forward.

“Despite incurring expenses related to shortages, our manufacturing operations demonstrated outstanding performance. We continue to identify and execute on productivity initiatives driving cost savings and improved efficiencies.

“In the first quarter, our U.S. sales and marketing organization delivered excellent performance, which resulted in improved sales and account productivity. Retail floor space expanded as we gained incremental slots during the quarter. However, we delayed the launch of our new SymphonyBed due to capacity constraints and strong demand for our existing product line. The SymphonyBed will roll-out broadly in the second quarter. Now that we have replenished our inventory, we will return to selectively opening new accounts.

“Internationally, we experienced solid retail and third party growth. Importantly, we believe our performance in Japan over the last two quarters suggests we are on track to turn that market around. If that market returns to consistent growth, it would be an important milestone for our international business.

“Turning to pillows, we are pleased that our renewed focus is generating strong results. Our investment in pillow R&D and marketing is clearly paying off. Pillow unit volumes were up 20% in our domestic segment and 19% in our international segment. We believe we have identified key opportunities for additional pillow sales improvements.”

Share Repurchase Program

During the first quarter of 2007, the Company purchased 1.5 million shares of its common stock at an average price of $25.61 for a total cost of $39.2 million. As of March 31, 2007, the Company had $60.8 million remaining on its existing share repurchase authorization.

Tax Rate

As a result of recent reductions in statutory tax rates and updated expectations for geographic mix, the Company anticipates its on-going effective tax rate for 2007 will be 36% as compared to prior guidance of 37%.

Chief Financial Officer Dale Williams stated, “We are pleased with the improvement in our corporate tax rate. We are monitoring developments in several foreign markets, which, if adopted, could result in a further improvement. Over the long term, we anticipate the tax rate will gradually decline."

2007 Guidance

The Company reiterated guidance for net sales and increased guidance for diluted earnings per share for the full year 2007. The Company continues to expect full year 2007 net sales to range from $1.04 billion to $1.07 billion, an increase of 10% to 13% over 2006. The Company increased its full year 2007 guidance for diluted earnings per share only to reflect shares repurchased in the first quarter of 2007, interest expense on associated borrowings and a slightly lower tax rate as compared to prior expectations. Compared to the Company’s previous guidance of $1.50 to $1.54, the Company currently expects diluted earnings per share for 2007 to range from $1.54 to $1.58. This guidance reflects an increase of 20% to 23% compared to 2006 EPS of $1.28. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Bryant concluded, “The expanding specialty bedding category, led by Tempur-Pedic, is becoming widely accepted as an innovative alternative to the traditional innerspring mattress category. Over the long term, we expect to continue to gain market share and improve productivity as we scale our business into a billion dollar company on our path to become the worldwide bedding leader.”

Conference Call Information

Tempur-Pedic International will host a live conference call with President and Chief Executive Officer H. Thomas Bryant and Chief Financial Officer Dale Williams to discuss financial results today, April 19, 2007 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 866-825-3354, participant code: TEMPUR (836787). The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from April 19, 2007 at 8:00 p.m. Eastern Time through April 26, 2007. To listen to the telephone replay, dial 888-286-8010, participant code: 63441791. An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the ramp-up of the Albuquerque facility and anticipated inventory levels and manufacturing capacity, impact of initiatives to accelerate growth, maintain costs and improve manufacturing productivity, the rollout and market acceptance of new products, plans to selectively open new accounts, the performance of the Japanese market, expectations regarding the Company’s corporate tax rate, net sales and net earnings per share for 2007, and the Company’s goal of becoming the worldwide bedding leader, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates: and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in specialty sleep, the fastest growing segment of the estimated $12 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31
	2007	2006	Chg%
Net sales	$266,032	$228,586	16%
Cost of sales	138,373	117,332

Gross profit	127,659	111,254	15%
Selling and marketing expenses	48,480	44,892
General and administrative expenses	24,310	18,457
Research and development expenses	1,115	840

Operating income	53,754	47,065	14%

Other income (expense), net:
Interest expense, net	(6,861)	(4,457)
Other income (expense), net	(289)	59

Total other expense	(7,150)	(4,398)

Income before income taxes	46,604	42,667
Income tax provision	16,824	15,774

Net income	$29,780	$26,893	11%

Earnings per share:
Basic	$0.35	$0.30

Diluted	$0.35	$0.29

Weighted average shares outstanding:
Basic	83,947	89,346

Diluted	85,775	93,089

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands, except per share amounts)

	March 31, 2007	December 31, 2006	Chg %0
ASSETS

Current Assets:
Cash and cash equivalents	$16,774	$15,788
Accounts receivable, net	146,206	142,059
Inventories	74,257	61,736
Prepaid expenses and other current assets	19,801	8,002
Income taxes receivable	—	588
Deferred income taxes	10,033	9,383

Total Current Assets	267,071	237,556	12%
Property, plant and equipment, net	211,680	215,428
Goodwill	198,450	198,207
Other intangible assets, net	70,660	70,826
Deferred financing and other non-current assets, net	3,284	3,649

Total Assets	$751,145	$725,666	4%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$60,239	$51,220
Accrued expenses and other	65,776	61,050
Income taxes payable	2,895	—
Current portion of long-term debt	18,191	19,497

Total Current Liabilities	147,101	131,767	12%
Long-term debt	349,933	341,635
Deferred income taxes	37,261	38,536
Other non-current liabilities	343	380

Total Liabilities	534,638	512,318	4%

Stockholders’ Equity:
Common stock, $.01 par value, 300,000 shares authorized; 99,215 shares issued as of March 31, 2007 and December 31, 2006	992	992
Additional paid in capital	275,598	264,709
Retained earnings	149,154	140,608
Accumulated other comprehensive income	5,439	3,992
Treasury stock, at cost; 15,465 and 15,993 shares as of March 31,2007 and December 31, 2006, respectively	(214,676)	(196,953)

Total Stockholders’ Equity	216,507	213,348	1%

Total Liabilities and Stockholders’ Equity	$751,145	$725,666	4%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2007	2006	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,780	$26,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,645	6,105
Amortization of deferred financing costs	287	403
Amortization of stock-based compensation	1,791	789
Allowance for doubtful accounts	2,129	930
Deferred income taxes	(2,082)	(658)
Foreign currency losses	301	136
Gain / loss on sale of equipment and other	(26)	198
Changes in operating assets and liabilities:
Accounts receivable	(4,902)	(10,803)
Inventories	(11,286)	3,078
Prepaid expenses and other current assets	(11,339)	385
Accounts payable	8,655	4,417
Accrued expenses and other	3,212	3,294
Income taxes	12,576	16,388
Excess tax benefit from stock based compensation	(9,166)	—

Net cash provided by operating activities	28,575	51,555	(45%)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(258)	(202)
Purchases of property, plant and equipment	(2,430)	(9,260)
Acquisition of business	(1,005)	—
Proceeds from sale of equipment	24	8

Net cash used by investing activities	(3,669)	(9,454)	61%

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term Revolving Credit Facility	77,571	83,000
Repayments of long-term Revolving Credit Facility	(61,047)	(4,000)
Repayment of Industrial Revenue Bond	(1,920)	—
Repayments of long-term debt	(9,375)	(27,623)
Common stock issued, including reissuances of treasury stock	5,294	194
Excess tax benefit from stock based compensation	9,166	—
Treasury stock repurchased	(39,181)	(98,157)
Dividend paid to stockholders	(5,106)	—
Payments for deferred financing costs	(51)	(619)

Net cash used by financing activities	(24,649)	(47,205)	48%

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	729	430

Increase (Decrease) in cash and cash equivalents	986	(4,674)

CASH AND CASH EQUIVALENTS, beginning of period	15,788	17,855

CASH AND CASH EQUIVALENTS, end of period	$16,774	$13,181	27%

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the first quarter of 2007 compared to 2006:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2007	2006	2007	2006	2007	2006
By Sales Channel
Retail	$218,964	$183,448	$149,995	$125,231	$68,969	$58,217
Direct	21,756	21,991	19,296	19,482	2,460	2,509
Healthcare	11,722	11,103	3,172	3,065	8,550	8,038
Third Party	13,590	12,044	3,015	3,737	10,575	8,307

Total	$266,032	$228,586	$175,478	$151,515	$90,554	$77,071

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2007	2006	2007	2006	2007	2006
Net Sales
Mattresses	$185,007	$159,915	$130,463	$112,578	$54,544	$47,337
Pillows	34,877	28,479	15,794	13,152	19,083	15,327
Other	46,148	40,192	29,221	25,785	16,927	14,407

Total	$266,032	$228,586	$175,478	$151,515	$90,554	$77,071